Exhibit 23.3

                                    FORM S-1
                                    --------

         We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-128788 on Form S-1 of our report dated September 13, 2005, except for Note 20 which is as of September 26, 2005 relating to the financial statements of Windswept Environmental Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern), appearing in this Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Massella & Associates, CPA, PLLC

Massella & Associates, CPA, PLLC
Syosset, New York
February 3, 2006